Exhibit 99.2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Forward-looking statements in this Current Report on Form 8-K and our other public filings and statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. For example, forward-looking statements in this Form 8-K include: (a) management’s estimate of the range of unremitted earnings for possible repatriation under the American Jobs Creation Act of 2004, (b) statements regarding the potential effect Cendant’s future tax returns may have on our tax assets and liabilities, (c) the expectation that any existing legal claims or proceedings will not have a material adverse effect on our results of operations, financial position or cash flows and our belief that we have valid defenses to such legal claims or proceedings, (d) our expectation that our mortgage venture with Cendant Corporation will commence operations in 2005 and our expectations as to the effects the termination of the mortgage venture might have on our financial condition and results of operations, (e) our expectation that our agreements and arrangements with Cendant will be material to our business, (f) our expectation that we will continue to meet our financing requirements and will have access to the public equity markets, (g) our expectation regarding our capital expenditures and (h) the anticipated effects on our sources of liquidity and borrowing costs if our credit ratings were ever to drop below “investment grade.”
You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the effects of economic or political conditions on the international, national or regional economy, the outbreak or escalation of hostilities or terrorist attacks and the impact thereof on our businesses;

•	the effects of a decline in the volume or value of U.S. existing home sales, due to adverse economic changes or otherwise, on our mortgage services business;

•	the effects of changes in current interest rates, particularly on our mortgage services segment and on our financing costs;

•	our ability to develop and implement operational, technological and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

•	competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

•	our ability to quickly reduce overhead and infrastructure costs in response to a reduction in revenue;

•	our ability to provide fully integrated disaster recovery technology solutions in the event of a disaster;

•	our ability to obtain financing on acceptable terms to finance our growth strategy, to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

•	the deterioration in the performance of assets held as collateral for secured borrowings and our inability to access the secondary market for mortgage loans and act as servicer thereto, which could occur in the event that our credit ratings are downgraded below investment grade and, in certain circumstances, where we fail to meet certain financial ratios;

•	changes in laws and regulations, including changes in accounting standards, mortgage and real estate related regulations and state, federal and non-United States tax laws; and

•	our ability to establish a functional corporate structure and to operate as an independent organization.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.
You should consider that the factors and assumptions discussed above may have an impact on the continued accuracy of any forward-looking statements that we make, and you should also consider the risks and uncertainties described in Exhibit 99.4 attached hereto and titled “Risk Factors Affecting Our Business and Future Results” when evaluating any forward-looking statements that we make. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Part II. Amended Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Except as expressly indicated or unless the context otherwise requires, the “company”, “PHH”, “we”, “our” or “us” means PHH Corporation, a Maryland corporation, and its subsidiaries. The following discussion should be read in conjunction with “Item 1. Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (“Form 10-K”) and our Consolidated Financial Statements and the notes thereto included in this Form 8-K. You should also read this discussion together with the “Cautionary Note Regarding Forward-Looking Statements” set forth above and the risks and uncertainties described in Exhibit 99.4 attached hereto and titled “Risk Factors Affecting Our Business and Future Results.”
OVERVIEW
We are a leading outsource provider of mortgage and fleet management services. Our mortgage services segment originates and services mortgage loans through PHH Mortgage Corporation (“PHH Mortgage”). PHH Mortgage is a mortgage lender conducting business throughout the United States. We focus on retail mortgage originations in which we provide mortgages directly to consumers. Our fleet management services segment provides commercial fleet management services to corporate clients and government agencies through PHH Vehicle Management Services, LLC (d/b/a PHH Arval) (“PHH Arval”). PHH Arval is a fully integrated provider of fleet management services with a broad range of product offerings.
Recent Developments
In connection with and prior to the Spin-Off (as defined in Exhibit 99.1 of this Form 8-K), we underwent an internal reorganization after which we continued to own PHH Mortgage, PHH Arval and our other subsidiaries that engage in the mortgage and fleet management services businesses. Pursuant to this internal reorganization, Cendant Mobility Services Corporation, previously our relocation business, and Wright Express LLC, previously our fuel card business, and other subsidiaries that engaged in the relocation and fuel card businesses were separated from us and distributed to Cendant. As a result, approximately $1.7 billion in assets and $1.4 billion in liabilities related to these businesses (in each case, as of December 31, 2004) were distributed to Cendant. In addition, in January 2005, Cendant contributed Speedy Title and Appraisal Review Services, LLC (“STARS”) to us, through which we now conduct our appraisal services business as part of our mortgage services segment. For the year ended December 31, 2004, Net revenues generated by the appraisal services business were approximately $90 million. STARS was a wholly-owned subsidiary of PHH until December 31, 2002, when it was distributed, in the form of a dividend, to a wholly-owned subsidiary of Cendant not within the PHH ownership structure. Cendant then owned STARS, through its subsidiaries outside of PHH from December 31, 2002 until it contributed STARS to PHH as part of the internal reorganization discussed above.
Our Consolidated Financial Statements have been revised to give retroactive effect to certain events that have occurred subsequent to December 31, 2004. In accordance with generally accepted accounting principles, these events could not be reflected in our consolidated financial statements until subsequent consolidated financial statements were issued following the date of such events. These events are 1) Cendant’s contribution of STARS to PHH through the internal reorganization discussed above, 2) the distribution of PHH’s former relocation and fuel card businesses to Cendant through the internal reorganization discussed above, 3) our stock split pursuant to the Spin-Off as discussed in Note 1 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K, which does not affect the financial information presented in this Exhibit 99.2, and 4) the modifications to our consolidated financial statement presentation in conjunction with the changes in the composition of the businesses included in continuing operations subsequent to the Spin-Off, which events were reflected in our Condensed Consolidated Financial Statements included with our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Cendant’s contribution of STARS to PHH, an entity under common control at the time, has been treated on an “as if” pooling basis and therefore the financial position and results of operations for STARS are included in our Consolidated Financial Statements in continuing operations for all periods presented, including the periods during which STARS was owned by Cendant’s subsidiaries outside of PHH. The financial position and results of operations of our former relocation and fuel card businesses have been segregated and reported as discontinued operations for all periods. We have made certain other modifications to our financial statement presentation in conjunction with the changes in the composition of the businesses included in continuing operations subsequent to the Spin-Off.
The discussion set forth below presents our historical financial data for the periods indicated, revised for the items discussed above for the periods indicated. Because our business has changed substantially due to the reorganization in connection with the Spin-Off and we will conduct our business going forward as an independent, publicly-traded company, our historical financial information does not reflect what our results of operations, financial position or cash flows would have been had we been an independent, publicly-traded company during the periods presented. Therefore, the historical financial information presented herein is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. This Form 8-K does not reflect events occurring after the filing of the Form 10-K for the year ended December 31, 2004, and does not modify or update the disclosures therein, except as required to reflect the changes for discontinued and continuing operations as described above. The information filed with this Form 8-K should be read together with the Company’s Annual Report on Form 10-K and the Company’s subsequent filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and any Current Reports on Form 8-K.
In connection with the Spin-Off, we entered into several agreements and arrangements with Cendant that we expect to be material to our business going forward. For a discussion of these agreements and arrangements, see “Item 1. Business-Arrangements with Cendant Corporation” in the Company’s Form 10-K. For example, in connection with the Spin-Off we and Cendant formed a mortgage venture, PHH Home Loans, LLC, that will originate and sell mortgage loans primarily sourced through NRT Incorporated, Cendant’s owned real estate brokerage business, and Cendant Mobility Services Corporation, Cendant’s subsidiary that engages in the relocation business. We will contribute certain of our assets and employees that have historically supported originations from NRT and Cendant Mobility to the mortgage venture. The mortgage venture has a 50-year term, subject to earlier termination as described under “Item 1. Business-Arrangements with Cendant Corporation-Mortgage Venture Formed by Cendant and PHH Termination” in the Company’s Form 10-K or non-renewal by us after 25 years subject to delivery of notice. In the event that we do not deliver a non-renewal notice after year 25, the mortgage venture will be renewed for an additional 25-year term. We own 50.1% of the mortgage venture, and Cendant owns the remaining 49.9% of the mortgage venture. All mortgage loans originated by PHH Home Loans will be sold to us or other third party investors on a servicing-released basis. PHH Home Loans will not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Through the mortgage venture, we are the exclusive recommended provider of mortgages for NRT and Cendant Mobility.
The mortgage venture was formed in November 2004, and we expect that it will commence operations in 2005, once it is fully licensed to conduct mortgage banking activities. As discussed in “Item 1. Business—Arrangements with Cendant Corporation—Marketing Agreements” in the Company’s Form 10-K, PHH Mortgage currently has interim marketing agreements with NRT and Cendant Mobility pursuant to which Cendant, NRT, and Cendant Mobility have agreed that PHH Mortgage will be the exclusive recommended provider of mortgage products and services promoted by NRT to its independent contractor sales associates and by Cendant Mobility to its customers and clients. The interim marketing services agreements will remain in place until the mortgage venture is fully licensed. At that point, these interim agreements will terminate and the provisions of the strategic relationship agreement and PHH Home Loans operating agreement described above will govern the manner in which the mortgage venture is recommended by Cendant’s real estate division to such groups.
Although the mortgage venture is consolidated within our financial statements, and Cendant’s ownership interest in the mortgage venture is reflected on our financial statements as a minority interest, the mortgage venture did not materially impact our results of operations for the year ended December 31, 2004. Net income generated by the mortgage venture will be distributed quarterly to its members pro rata based upon their respective ownership interests, less any amounts to be retained (as necessary) to meet regulatory capital requirements.
See “Item 1. Business—Recent Developments” in the Company’s Form 10-K for a discussion of the Spin-Off and other material recent developments.

Mortgage Services Segment
The services provided by our mortgage services segment include the origination (funding either a purchase or refinancing), sale and servicing of residential mortgage loans. We originate mortgage loans through three principal business channels: financial institutions (on a private label or co-branded basis), real estate brokers (including brokers associated with brokerages owned or franchised by Cendant and independent brokers) and relocation (mortgage services for clients of Cendant Mobility). We also purchase mortgage loans originated by third parties. Upon the closing of a residential mortgage loan originated or purchased by us, the mortgage loan is typically warehoused for a period of up to 60 days and then sold into the secondary market (which is customary in the mortgage industry). Mortgage loans held for sale represent those mortgage loans originated or purchased by us and pending sale to permanent investors. We primarily sell our mortgage loans to government-sponsored entities, such as the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Government National Mortgage Association (“Ginnie Mae”). Upon sale, we generally retain the servicing rights and obligations of the underlying mortgage loans. A mortgage servicing right (“MSR”) is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities, which consist of collecting loan payments, remitting principal and interest payments to investors, arranging for the escrow of funds for payment of mortgage-related expenses such as taxes and insurance, and otherwise administering our mortgage loan servicing portfolio.
Loan origination and commitment fees paid by the borrower in connection with the origination of mortgage loans and certain direct loan origination costs are deferred until loans are sold to investors. Mortgage loans pending sale are recorded on our balance sheet at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the allocated carrying value of the related mortgage loans sold. The capitalization of the MSRs also occurs upon sale of the underlying mortgages into the secondary market. Upon initial recording of the MSR asset, the total cost of loans originated or acquired is allocated between the MSR asset and the mortgage loan without the servicing rights based on relative fair values. Servicing revenues comprise several components, including recurring servicing fees, ancillary income and the amortization of the MSR asset. Recurring servicing fees are recognized upon receipt of the coupon payment from the borrower and recorded net of guaranty fees. Costs associated with loan servicing are charged to expense as incurred. The MSR asset is amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is included in Amortization and valuation adjustments related to mortgage servicing rights, net in our statements of income.
The MSR asset is routinely evaluated for impairment by management, but at least on a quarterly basis. For purposes of performing this impairment evaluation, we stratify our portfolio on the basis of product type and interest rates of the underlying mortgage loans. We measure impairment for each stratum by comparing estimated fair value to the carrying amount. Fair value is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. We use a third party model to forecast prepayment rates used in the development of our expected future cash flows. The prepayment forecast is based on historical observations of prepayment behavior in similar periods comparing current mortgage interest rates to the mortgage interest rates in our servicing portfolio and incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity. Temporary impairment is recorded through a valuation allowance in the period of occurrence and is included in Amortization and valuation adjustments related to mortgage servicing rights, net in our statements of income. We periodically evaluate our MSR asset to determine if the carrying value before the application of the valuation allowance is recoverable. When we determine that a portion of the asset is not recoverable, the asset and the previously designated valuation are reduced to reflect the write-down.

Market Risks
Our principal market exposure is to interest rate risk, long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage-related assets and commitments and also the London Interbank Offered Rate (“LIBOR”) and commercial paper interest rates due to their impact on the variable borrowings and other interest rate sensitive liabilities. We use various financial instruments, particularly swap contracts, forward delivery commitments, futures, and options contracts to manage and reduce this risk.
We also retain a certain amount of credit risk related to loans sold with recourse. The majority of the loans sold with recourse represent sales under a program where we retain the credit risk for a limited period of time and only for a specific default event. The retained credit risk represents the unpaid principal balance of mortgage loans. For these loans, we record an allowance for estimated losses, which is determined based upon our history of actual loss experience under the program. This allowance and the related activity are not significant to our results of operations or financial position.
Our liquidity and financing requirements are significant. Our ability to finance our operations at the level and cost required to compete effectively is impacted by our credit ratings. We have met our financing requirements in a variety of ways including reliance on the secondary market for mortgage loans, use of the public and private debt markets, securitization and asset-backed securities markets and through committed and uncommitted bank credit facilities. In the future, we expect to continue to meet these requirements with those sources and will also have access to the public equity markets as an independent, publicly-traded company. See “—Liquidity and Capital Resources.” The objective of our liquidity management is to ensure that adequate, diverse and reliable sources of funding are available to meet our needs on a cost effective basis.

Arrangements with Cendant Corporation
In connection with the Spin-Off, we and Cendant formed a mortgage venture, PHH Home Loans, LLC, that will originate and sell mortgage loans primarily sourced through NRT and Cendant Mobility. The termination of our mortgage venture with Cendant or of our exclusivity rights under the mortgage venture could have a material adverse effect on our financial condition and our results of operations. See “Item 1. Business—Arrangements with Cendant Corporation” in the Company’s Form 10-K and Exhibit 99.4 of this Form 8-K.

Regulatory Trends
The regulatory environments in which we operate have an impact on the activities in which we may engage, how the activities may be carried out and the profitability of those activities. Therefore, changes to laws, regulations or regulatory policies can affect our operations. As discussed in “Item 1. Business—Our Business—Regulation,” in the Company’s Form 10-K, the federal Real Estate Settlement Procedures Act (“RESPA”) and state real estate brokerage laws restrict the payment of fees or other things of value in consideration for the referral of real estate settlement services. Our mortgage services segment is subject to numerous federal, state and local laws and regulations, including those relating to real estate settlement procedures, fair lending, fair credit reporting, truth in lending, federal and state disclosure and licensing. The establishment of PHH Home Loans, LLC, our mortgage venture with Cendant formed for the purpose of originating and selling mortgage loans primarily sourced through Cendant’s owned residential real estate brokerage and corporate relocation businesses (“PHH Home Loans”), and the continuing relationship between and among PHH Home Loans, Cendant and us will be subject to the anti-kickback requirements of RESPA.
Our wholly-owned insurance subsidiary, Atrium Insurance Corporation, a New York domiciled monoline mortgage guaranty insurance company, is subject to insurance regulations in the State of New York relating to, among other things, standards of solvency that must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; premium rates; restrictions on the size of risks that may be insured under a single policy; reserves and provisions for unearned premiums, losses and other obligations; deposits of securities for the benefit of policyholders; approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting; as well as other underwriting and claims practices. The New York Department of Insurance also conducts periodic examinations and requires the filing of annual and other reports relating to the financial condition of companies and other matters. Financial examinations completed in the past three years have not resulted in any adjustments to statutory surplus and pending financial and market conduct examinations have not identified any material findings to date.
As a result of our ownership of Atrium, we are subject to New York’s insurance holding company statute, as well as certain other laws, which, among other things, limit Atrium’s ability to declare and pay dividends except from restricted cash in excess of the aggregate of Atrium’s paid-in capital, paid-in surplus and contingency reserve. Additionally, anyone seeking to acquire, directly or indirectly, 10% or more of Atrium’s outstanding common stock, or otherwise proposing to engage in a transaction involving a change in control of Atrium, will be required to obtain the prior approval of the New York Superintendent of Insurance.

Mortgage Originations
The aggregate demand for mortgage loans in the U.S. is a primary driver of our operating results. The demand for mortgage loans is affected by external factors including prevailing mortgage rates and the strength of the U.S. housing market. Calendar years 2003 and 2004 represented historically high industry originations of $3.8 and $2.8 trillion respectively. As of February 1, 2005, industry experts are forecasting a decline in industry originations of close to 20% from 2004 levels primarily due to lower refinance activity. Purchase originations are expected to remain relatively comparable to 2004 levels. Due to our higher mix of purchase business as compared to the industry and our ability to sign new outsource clients, we would expect a decline in total mortgage originations of approximately 10% or half of the forecasted industry decline. We would also expect increased pricing pressures due to the declining demand which could negatively impact profitability.
Fleet Management Services Segment
We provide fleet management services to corporate clients and government agencies. These services include management and leasing of vehicles and other fee-based services for clients’ vehicle fleets. We lease vehicles primarily to corporate fleet users under open-end operating and direct financing lease arrangements where the customer bears substantially all of the vehicle’s residual value risk. In limited circumstances, we lease vehicles under closed-end leases where we bear all of the vehicle’s residual value risk. The lease term under the open-end lease agreement provides for a minimum lease term of twelve months and after the minimum term, the lease may be continued at the lessee’s election for successive monthly renewals. For operating leases, lease revenues, which contain a depreciation component, an interest component and a management fee component, are recognized based on the lease term of the vehicle, which encompasses the minimum lease term and the month-to-month renewals. For direct financing leases, lease revenue contains an interest component, which is recognized using an interest method based on the lease term of the vehicle, which encompasses the minimum lease term and the month-to-month renewals. Amounts charged to the lessees for interest are determined in accordance with the pricing supplement to the respective lease agreement and are generally calculated on a floating rate basis and can vary month to month in accordance with changes in the floating rate index. Amounts charged to lessees for interest may also be based on a fixed rate that would remain constant for the life of the lease. Amounts charged to the lessees for depreciation are typically based on the straight-line depreciation of the vehicle over its expected lease term. Management fees are recognized on a straight-line basis over the life of the lease. Revenue for other services is recognized when such services are provided to the lessee.
We also sell certain of our leases to a syndicate of third party banks and individual financial institutions. When we sell such leases, we are selling the underlying vehicles and assigning any rights to the leases, including future leasing revenues, to the syndicating institution. Upon transfer of title and assignment of rights associated with the lease, we record the proceeds from the sale as revenue and recognize an expense for the unamortized cost of the vehicles sold. Under certain syndication agreements, we retain some residual risk in connection with the fair value of the asset at lease termination. During 2004, we recorded $150 million of lease syndication revenue in our statement of income.

Fleet Market
The market size for the U.S. commercial fleet management services market has displayed little or no growth over the last several years as reported by a nationally-recognized industry magazine. Additionally, the portion of this market that does not typically outsource for fleet management services comprises mostly smaller fleets, consisting of 500 units or less. Growth in our fleet management services segment will therefore be driven principally by increased fee-based services, continued service of large fleet prospects and increased service to the smaller fleet market.

Vicarious Liability
Our fleet management services segment is subject to unlimited liability as the owner of leased vehicles in the State of New York, the State of Maine, the District of Columbia and in most provinces in Canada and is subject to limited liability in approximately six additional jurisdictions under the theory of vicarious liability. Although our lease contracts require that each lessee indemnify us against such liabilities, in the event that a lessee lacks adequate insurance coverage or financial resources to satisfy these indemnity provisions we could be liable for property damage or injuries caused by the vehicles that we lease.
Seasonality
Our mortgage services segment is generally subject to seasonal trends. These seasonal trends reflect the pattern in the national housing market. Home sales typically rise during the spring and summer seasons and decline during the fall and winter seasons. Seasonality has less of an effect on mortgage refinancing activity, which is primarily driven by prevailing mortgage rates. In addition, mortgage delinquency rates typically rise temporarily in the winter months, driven by mortgagor payment patterns.
The results of operations of our fleet management services segment are generally not seasonal.

Inflation
An increase in inflation could have a significant impact on our mortgage services segment. Interest rates normally increase during periods of rising inflation. Historically, as interest rates increase, mortgage loan production decreases, particularly production from loan refinancing. An environment of gradual interest rate increases may however, signify an improving economy or increasing real estate values, which in turn may stimulate increased home buying activity. Generally, in such periods of reduced mortgage loan production the associated profit margins also decline due to increased competition among mortgage loan originators and higher unit costs, thus further reducing our loan production revenues. Conversely in a rising interest rate environment, our loan servicing revenues generally increase because mortgage prepayment rates tend to decrease, thereby extending the average life of our servicing portfolio and thus reducing the amortization and impairment of our MSRs.
Inflation does not have a significant impact on our fleet management services segment.

RESULTS OF OPERATIONS
Consolidated Results of Operations—2004 vs. 2003
Our consolidated results of operations for the years ended December 31, 2004 and 2003 comprised the following:

	Year Ended		2004
	December 31,		v. 2003

	2004	2003	Change

	(In millions)
Net revenues	$991	$1,375	$(384)
Total expenses	846	1,022	(176)

Income from continuing operations before income taxes	145	353	(208)
Provision for income taxes	69	141	(72)

Income from continuing operations	$76	$212	$(136)

Net revenues decreased during 2004 as compared with 2003 principally due to an expected industry-wide decline in mortgage refinancing activity, which was partially offset by additional revenues in our fleet management services segment due principally to our acquisition of First Fleet Corporation in February 2004, the operating results of which are included from the acquisition date forward. Total expenses decreased primarily due to the effects of lower refinancing activity in our mortgage services segment as discussed below. Our overall effective tax rate was 47.6% and 39.9% for 2004 and 2003, respectively. The difference in the effective tax rates is primarily due to valuation allowances established in 2004, relating principally to state net operating losses, partially offset by lower state income taxes. As a result of the above-mentioned items, income from continuing operations decreased $136 million from 2003 to 2004.
Results of Operations by Segment
Discussed below are the results of operations for each of our reportable segments for the years ended December 31, 2004 and 2003. Certain income and expenses not allocated to our reportable segments are reported under the heading Other. Subsequent to the Spin-Off, the Company’s management began evaluating the operating results of each of our reportable segments based upon Net revenues and Income (loss) from continuing operations before income taxes (referred to herein as “pre-tax income” or “pre-tax loss”, as applicable), and therefore, the segment information presented below has been revised from the presentation in our consolidated financial statements issued prior to the Spin-Off.

				Income (Loss) From Continuing
	Net Revenues			Operations Before Income Taxes

	Year Ended		2004 v.	Year Ended		2004 v.
	December 31,		2003	December 31,		2003

	2004	2003	Change	2004	2003	Change

	(In millions)			(In millions)
Mortgage services	$788	$1,197	(34)%	$90	$318	(72)%
Fleet management services	203	178	14%	54	40	35%

Total reportable segments	991	1,375	(28)%	144	358	(60)%
Other	-	-	*	1	(5)	*

Total	$991	$1,375	(28)%	$145	$353	(59)%

*	Not meaningful.
Mortgage Services Segment
Net revenues decreased by $409 million (34%) during 2004 as compared to the same period in 2003. As discussed in greater detail below, the decrease in Net revenues was due primarily to decreases in Mortgage fees of $104 million, Gain on sale of mortgage loans, net of $645 million and Net finance income of $53 million. These were partially offset by increases in Loan servicing income of $63 million, Amortization and valuation adjustments related to MSRs, net of $320 million, and Other income of $10 million.
Pre-tax income decreased by $228 million (72%) during 2004 as compared to the same period in 2003 driven by the $409 million decrease in Net revenues partially offset with a $181 million decrease in Total expenses. The $181 million decrease in Total expenses was primarily due to decreases in Salaries and related expenses of $79 million and Other operating expenses of $99 million.
The following table presents a summary of our financial results and key related drivers for the mortgage services segment, and is followed by a discussion of each of the key components of Net revenues and Total expenses:

	Year Ended
	December 31,

	2004	2003	$ Change	%Change

		(In millions)
Loans closed to be sold	$34,405	$60,333	$(25,928)	(43)%
Fee-based closings	18,148	23,368	(5,220)	(22)%

Total closings	$52,553	$83,701	$(31,148)	(37)%

Purchase closings	$34,680	$35,037	$(357)	(1)%
Refinance closings	17,873	48,664	(30,791)	(63)%

Total closings	$52,553	$83,701	$(31,148)	(37)%

Loans sold	$32,465	$59,521	$(27,056)	(45)%

Average loan servicing portfolio	$137,881	$122,887	$14,994	12%

Mortgage fees	$227	$331	$(104)	(31)%

Gain on sale of mortgage loans, net	349	994	(645)	(65)%

Mortgage interest income	257	311	(54)	(17)%
Interest expense	(137)	(138)	1	1%

Net finance income	120	173	(53)	(31)%

Loan servicing income	488	425	63	15%

Amortization and valuation adjustments related to MSRs, net:
Amortization of MSRs	(320)	(700)	380	54%
Provision for impairment of MSRs	(207)	(193)	(14)	(7)%
Net derivative gain related to MSRs	117	163	(46)	(28)%

	(410)	(730)	320	44%

Net loan servicing income	78	(305)	383	126%

Other income	14	4	10	250%

Net revenues	788	1,197	(409)	(34)%

Salaries and related expenses	314	393	(79)	(20)%
Occupancy and other office expenses	65	73	(8)	(11)%
Depreciation and amortization	32	27	5	19%
Other operating expenses	287	386	(99)	(26)%

Total expenses	698	879	(181)	(21)%

Income before income taxes	$90	$318	$(228)	(72)%

Net contribution from production	$100	$732	$(632)	(86)%
Net contribution from servicing	(10)	(414)	404	98%

Income before income taxes	$90	$318	$(228)	(72)%

Mortgage Fees
Mortgage fees consist primarily of fees collected on loans originated for others (including brokered loans and loans originated through our financial institutions channel), fees on cancelled loans, and appraisal and other income generated by our appraisal services business. The primary driver of Mortgage fees is loan closings since fees collected on loans originated for others are recorded at the time of closing. Income generated by our appraisal services business is recorded when the services are performed, regardless of whether the loan closes.

Mortgage fees decreased by $104 million (31%) during 2004 compared to the same period in 2003, which is attributed to the decline in closed loan volumes of $31.1 billion (37%) between the two periods, partially offset by higher mortgage fees per loan. Of the decline in loan closings, $30.8 billion can be attributed to a decline in refinance activity during 2004 compared to 2003. Refinancing activity is sensitive to interest rate changes relative to borrowers’ current interest rates, and typically increases when interest rates fall and decreases when interest rates rise. Accordingly, many borrowers had refinanced their mortgages prior to 2004 at rates that were at or below current year levels. Purchase originations decreased by $0.4 billion (1%) over the same period.

Gain on Sale of Mortgage Loans, Net
Gain on sale of mortgage loans, net consists primarily of the gain on the loan sold or securitized (including the initial capitalization of MSRs and other retained interests), adjusted for net loan origination expenses deferred under Statement of Financial Accounting Standards (“SFAS”) No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”) and the changes in fair value of all loan related derivatives including our interest rate lock commitments (“IRLCs”), freestanding loan-related derivatives, and hedge loan derivatives. See Note 18 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K. To the extent the derivatives are considered hedge effective under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), changes in fair value of the mortgage loans would be recorded.
Gain on sale of mortgage loans, net decreased by $645 million (65%) during 2004 as compared to the same period in 2003. Of this decrease, $451 million related to the decrease in loans sold of $27.1 billion (45%) between 2004 and 2003, and the remaining $194 million decline was a result of lower margins on loans sold during 2004. The lower margins were the results of competitive pricing pressures as well as changes in product mix. Typically, when industry loan volumes decline, competitive pricing pressures occur as mortgage companies compete for fewer customers, resulting in lower margins.

Net Finance Income
Net finance income is driven primarily by the average volume of loans held for sale during the year, the average volume of outstanding borrowings, the note rate on loans held for sale, and the cost of funds rate of our outstanding borrowings. Net finance income declined by $53 million (31%) during 2004 as compared to 2003. This decline in interest income of $54 million (17%) is due primarily to the lower volume of loans held for sale in 2004 due to the lower loans closed to be sold. The decline was partially offset by a higher average note rate on those loans. The decline in interest income was partially offset by a $1 million (1%) decline in interest expense. The decline in interest expense was due primarily to lower average borrowings required due to the lower loans closed to be sold. This decline was partially offset by a higher cost of funds rate primarily due to increases in short-term interest rates.

Loan Servicing Income
Loan servicing income includes recurring servicing fees, other ancillary fees and net reinsurance income from our wholly-owned reinsurance subsidiary, Atrium Insurance Corporation. Recurring servicing fees are recognized upon receipt of the coupon payment from the borrower and recorded net of guaranty fees. Net reinsurance income represents premiums earned on reinsurance contracts, net of ceding commission and adjustments to the allowance for reinsurance losses. The primary driver for servicing income is average loan servicing portfolio.
Loan servicing income increased $63 million (15%) from 2003 to 2004 due primarily to the $15.0 billion (12%) increase in the average servicing portfolio.

Amortization and Valuation Adjustments Related to MSRs, Net
Amortization and valuation adjustments related to MSRs, net includes Amortization of MSRs, Provision for impairment of MSRs and Net derivative gain related to MSRs. The favorable change of $320 million (44%) from 2003 to 2004 was attributed to a $380 million (54%) decline in amortization, partially offset by a $14 million (7%) unfavorable change in MSRs valuation and a $46 million (28%) decline in MSRs derivative results. The components of Amortization and valuation adjustments related to mortgage servicing rights, net are discussed separately below.
Amortization of MSRs: We amortize our MSRs based on the ratio of net servicing income (estimated at the beginning of each quarter) to the expected net servicing income over the life of the servicing portfolio. The amortization rate is applied to the gross book value of the MSRs to determine amortization expense. The application of the amortization rate to the gross book value rather than the net book value resulted in higher amortization expense being offset by a recovery of the MSRs valuation by approximately $68 million. Amortization of our MSRs decreased by $380 million (54%) during 2004 compared to the same period in 2003. The decrease in amortization expense can be primarily attributed to a lower amortization rate in 2004 versus 2003 due to a higher weighted average life during each amortization period.
Provision for Impairment of MSRs: The fair value of our MSRs is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows from our MSRs considering prepayment estimates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. Generally, the value of our MSRs is expected to increase when interest rates rise and decrease when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. Other factors noted above as well as the overall market demand for MSRs may also affect the MSRs valuation. The internal valuation is validated by comparison to a third-party market valuation of our portfolio.
During 2004, there was a net decline in our MSRs valuation of $207 million. This decline was due primarily to a flattening of the yield curve during 2004 coupled with higher average expected prepayment speeds.
Net Derivative Gain Related to MSRs: We use a combination of derivatives to protect against potential adverse changes in the value of our MSRs resulting from a decline in interest rates. See Note 18 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K. The amount and composition of derivatives used will depend on a) the exposure to loss of value on our MSRs, b) the expected cost of the derivatives and c) the increased earnings generated by origination of new loans resulting from the decline in interest rates (the natural business hedge). The natural business hedge provides a benefit when increased borrower refinance activity results in higher production volumes which would partially offset losses in the valuation of our MSRs thereby reducing the need to use derivatives. The benefit of the natural business hedge depends on the decline in interest rates required to create an incentive for borrowers to refinance their mortgage and lower their rate.
The following table outlines Net loss on MSRs risk management activities:

	Year Ended
	December 31,

	2004	2003

	(In millions)
Net derivative gain related to MSRs	$117	$163
Provision for impairment of MSRs	(207)	(193)
Application of amortization rate to the valuation allowance	(68)	(178)

Net loss on MSRs risk management activities	$(158)	$(208)

Other Income
The increase in Other income is primarily attributable to higher gains on the sale of investment securities during 2004.

Salaries and Related Expenses
Salaries and related expenses (net of loan origination costs deferred under SFAS No. 91) consist of employee compensation, commissions paid to employees involved in the loan origination process, payroll taxes and benefits. The $79 million (20%) decrease in Salaries and related expenses during 2004 was due primarily to lower commission expense, overtime, and management incentives and a decrease in production related staffing.

Other Operating Expenses
Other operating expenses (net of loan origination costs deferred under SFAS No. 91) include expenses directly attributable to loan origination as well as other expenses related to recurring business operations. The $99 million (26%) decrease in Other operating expenses during 2004 was primarily attributable to the lower production volumes in 2004 as compared to 2003 coupled with improved foreclosure loss experience.
Fleet Management Services Segment
On February 27, 2004, we acquired First Fleet Corporation (“First Fleet”). Accordingly, our 2004 results included ten months of First Fleet while 2003 did not include any activity of First Fleet.
Net revenues increased $25 million (14%) in 2004 compared to the prior year due to an increase of $17 million in Net finance income and $8 million in Fleet management fees. This increase was due principally to the inclusion of First Fleet which contributed $18 million of Net finance income for the year ended December 31, 2004. Fleet management fees were positively impacted by increases in unit counts of fuel cards, maintenance cards and accident management vehicles.
Pre-tax income increased $14 million (35%) in 2004 compared to the prior year due to the $25 million increase in Net revenues, partially offset by a $11 million increase in Total expenses. The increase in Total expenses was principally due to the incremental costs of First Fleet during 2004.
The following tables present a summary of our financial results and related drivers for the fleet management services segment, and are followed by a discussion of each of the key components of our Net revenues and Total expenses:

	Average for the
	Year Ended
	December 31,

	2004	2003	Change	%Change

		(In units)
Leased vehicles	317,041	315,804	1,237	—
Maintenance cards	334,361	330,647	3,714	1%
Fuel cards	304,849	303,466	1,383	—
Accident management vehicles	313,844	289,528	24,316	8%

	Year Ended
	December 31,

	2004	2003	$Change	%Change

	(In millions)
Fleet management fees	$137	$129	$8	6%

Fleet lease income	1,459	1,211	248	20%
Interest expense	(104)	(86)	(18)	(21)%
Depreciation on operating leases	(1,302)	(1,089)	(213)	(20)%

Net finance income	53	36	17	47%

Other income	13	13	—	—

Net revenues	203	178	25	14%

Salaries and related expenses	84	76	8	11%
Occupancy and other office expenses	17	15	2	13%
Depreciation and amortization	13	10	3	30%
Other operating expenses	35	37	(2)	(5)%

Total expenses	149	138	11	8%

Income before income taxes	$54	$40	$14	35%

Fleet Management Fees
Fleet management fees consist primarily of the net revenues of monthly management fees for leased units and our three principal fee-based products: fuel cards, maintenance assistance and vehicle accident services. Fleet management fees increased $8 million (6%) during the year ended December 31, 2004 when compared to the year ended December 31, 2003. Unit counts increased in fuel cards, maintenance cards and accident management vehicles. Revenues were positively impacted by higher total volumes in the maintenance assistance program.

Net Finance Income
Net finance income consists primarily of net interest income generated from our monthly lease billings, income from First Fleet, the impact of used car sales results for closed-end units, and retained motor company monies which are treated as adjustments to the basis of leased units. For the year ended December 31, 2004, Net finance income increased $17 million (47%) to $53 million compared to the year ended December 31, 2003. This increase was due principally to the inclusion of First Fleet which contributed $18 million of Net finance income for the year ended December 31, 2004.

Fleet lease income increased $248 million (20%) during 2004 compared to 2003. The addition of First Fleet in 2004 increased income $212 million. Increased lease units and increased billing per unit also increased Fleet lease income.
Interest expense increased $18 million during 2004 to $104 million compared to $86 million for 2003. Increases in both the outstanding balance of vehicle management asset-backed debt and the interest rate on that debt resulted in higher total interest costs. The debt is utilized to fund the domestic fleet leases which consist principally of floating rate leases whereby the interest component of the lease billing changes with the movement of certain floating rate indices. The higher interest costs were generally passed through to lessees under floating rate leases.
Depreciation on operating leases during 2004 increased $213 million (20%) to $1.3 billion compared to the prior year. The acquisition of First Fleet accounted for $180 million of that increase. The effects of the First Fleet acquisition and increased depreciation on increased leased units (which is a direct pass-through to lessees) were partially offset by a $5 million increase in total motor company monies retained by the business and recognized during the current year, which are accounted for as adjustments to the basis of the leased units and increase as volumes increase, and a $2 million improvement related to the impact of used car sales results for closed-end units.

Other Income
Other income consists principally of revenue generated by our dealerships and revenue for certain information technology fees for services to unrelated parties. Other income for the year ended December 31, 2004 was unchanged compared to the corresponding twelve month period in 2003.

Total Expenses
Total expenses for 2004 increased $11 million (8%) to $149 million compared to the prior year. The largest component of the increase was an $8 million increase in Salaries and related expenses. Of that $8 million increase, $6 million reflects the incremental costs of the First Fleet acquisition. Occupancy and other office expenses and Depreciation and amortization expenses also increased due to the acquisition of First Fleet and the new facility into which PHH Arval moved during January 2004.
Consolidated Results of Operations—2003 vs. 2002
Our consolidated results of operations for the years ended December 31, 2003 and 2002 comprised the following:

	Year Ended		2003
	December 31,		v. 2002

	2003	2002	Change

	(In millions)
Net revenues	$1,375	$736	$639
Total expenses	1,022	716	306

Income from continuing operations before income taxes	353	20	333
Provision for income taxes	141	10	131

Income from continuing operations	$212	$10	$202

Net revenues increased during 2003 as compared with 2002 principally due to a higher level of refinancing activity in our mortgage business and the absence of a $275 million non-cash provision for impairment of our MSR asset recorded in 2002. Total expenses also increased to support the higher level of refinancing. Our overall effective tax rate was 39.9% and 50.0% for 2003 and 2002, respectively. Non-deductible expenses for tax purposes were similar in amount and nature in 2003 and 2002; however, due to the low level of book pre-tax income in 2002, the calculated effective rate for 2002 is higher than 2003. As a result of the above-mentioned items, income from continuing operations increased $202 million from 2002 to 2003.
Results of Operations by Segment
Discussed below are the results of operations for each of our reportable segments for the years ended December 31, 2003 and 2002. Certain income and expenses not allocated to our reportable segments are reported under the heading Other. Subsequent to the Spin-Off, the Company’s management began evaluating the operating results of each of our reportable segments based upon Net revenues and Income (loss) from continuing operations before income taxes (referred to herein as

“pre-tax income” or “pre-tax loss”, as applicable), and therefore, the segment information presented below has been revised from the presentation in our consolidated financial statements issued prior to the Spin-Off.

				Income (Loss) From Continuing
	Net Revenues			Operations Before Income Taxes

	Year Ended		2003 v.	Year Ended		2003 v.
	December 31,		2002	December 31,		2002

	2003	2002	Change	2003	2002	Change

	(In millions)			(In millions)
Mortgage services	$1,197	$553	116%	$318	$(33)	*
Fleet management services	178	183	(3)%	40	47	(15)%

Total reportable segments	1,375	736	87%	358	14	2,457%
Other	-	-	*	(5)	6	*

Total	$1,375	$736	87%	$353	$20	1,665%

*	Not meaningful.
Mortgage Services Segment
Net revenues increased by $644 million (116%) during 2003 as compared to the same period in 2002. As discussed in greater detail below, the increase in Net revenues was due primarily to increases in Mortgage fees of $113 million, Gain on sale of mortgage loans, net of $368 million, Net finance income of $60 million, Loan servicing income of $24 million, Amortization and valuation adjustments related to MSRs, net of $77 million, and Other income of $2 million.
Pre-tax income increased by $351 million during 2003 as compared to the same period in 2002 driven by the $644 million increase in Net revenues partially offset with a $293 million increase in Total expenses. The $293 million increase in Total expenses was due primarily to increases in Salaries and related expenses of $152 million and Other operating expenses of $126 million.

The following table presents a summary of our financial results and key related drivers for the mortgage services segment, and is followed by a discussion of each of the key components of Net revenues and Total expenses:

	Year Ended
	December 31,

	2003	2002	$ Change	%Change

		(In millions)
Loans closed to be sold	$60,333	$38,455	$21,878	57%
Fee-based closings	23,368	20,824	2,544	12%

Total closings	$83,701	$59,279	$24,422	41%

Purchase closings	$35,037	$28,690	$6,347	22%
Refinance closings	48,664	30,589	18,075	59%

Total closings	$83,701	$59,279	$24,422	41%

Loans sold	$59,521	$38,055	$21,466	56%

Average loan servicing portfolio	$122,887	$105,781	$17,106	16%

Mortgage fees	$331	$218	$113	52%

Gain on sale of mortgage loans, net	994	626	368	59%

Mortgage interest income	311	219	92	42%
Interest expense	(138)	(106)	(32)	(30)%

Net finance income	173	113	60	53%

Loan servicing income	425	401	24	6%

Amortization and valuation adjustments related to MSRs, net:
Amortization of MSRs	(700)	(468)	(232)	(50)%
Provision for impairment of MSRs	(193)	(454)	261	57%
Net derivative gain related to MSRs	163	115	48	42%

	(730)	(807)	77	10%

Net loan servicing income	(305)	(406)	101	25%

Other income	4	2	2	100%

Net revenues	1,197	553	644	116%

Salaries and related expenses	393	241	152	63%
Occupancy and other office expenses	73	62	11	18%
Depreciation and amortization	27	23	4	17%
Other operating expenses	386	260	126	48%

Total expenses	879	586	293	50%

Income (loss) before income taxes	$318	$(33)	$351	*

Net contribution from production	$732	$456	$276	61%
Net contribution from servicing	(414)	(489)	75	15%

Income (loss) before income taxes	$318	$(33)	$351	*

* Not meaningful.
Mortgage Fees
Mortgage fees consist primarily of fees collected on loans originated for others (including brokered loans and loans originated through our financial institutions channel), fees on cancelled loans, and appraisal and other income generated by our appraisal services business. The primary driver of Mortgage fees is loan closings since fees collected on loans originated for others are recorded at the time of closing. Income generated by our appraisal services business is recorded when the services are performed, regardless of whether the loan closes.

Mortgage fees increased by $113 million (52%) during 2003 compared to the same period in 2002, which is attributed to the increase in closed loan volumes of $24.4 billion (41%) between the two periods partially offset by lower mortgage fees per loan. Of the increase in loan closings, $18.1 billion can be attributed to an increase in refinance activity during 2003 compared to 2002, which was attributable to the declining interest rate environment during 2003.
Gain on Sale of Mortgage Loans, Net
Gain on sale of mortgage loans, net consists primarily of the gain on the loan sold or securitized (including the initial capitalization of MSRs and other retained interests), adjusted for net loan origination expenses deferred under Statement of Financial Accounting Standards (“SFAS”) No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”) and the changes in fair value of all loan related derivatives including our interest rate lock commitments (“IRLCs”), freestanding loan-related derivatives, and hedge loan derivatives. See Note 18 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K. To the extent the derivatives are considered hedge effective under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), changes in fair value of the mortgage loans would be recorded.
Gain on sale of mortgage loans, net increased by $368 million (59%) during 2003 as compared to the same period in 2002. Of this increase, $354 million related to the increase in loans sold of $21.5 billion (56%) between 2003 and 2002, and the remaining $14 million increase was a result of higher margins on loans sold during 2003. The higher margins on loan sales were the result of a higher demand for mortgage loans during 2003 due to historically low interest rates, which resulted in decreased competitive pricing pressures. Typically, when industry loan volumes increase, the mortgage industry has less capacity to originate mortgage loans because of the increase in potential borrowers, which can result in higher margins.
Net Finance Income
Net finance income is driven by the average volume of loans held for sale during the year, the average volume of outstanding borrowings, the note rate on loans held for sale, and the cost of funds rate of our outstanding borrowings. Net finance income increased by $60 million (53%) during 2003, as compared to 2002, primarily due to an increase in Mortgage interest income of $92 million. This increase is due primarily to the higher volume of loans held for sale in 2003 due to the higher amount of loans closed to be sold. This increase was partially offset by a lower average note rate on those loans. The increase in Mortgage interest income was partially offset by a $32 million increase in Interest expense. The increase in Interest expense was due primarily to higher average borrowings required due to the higher loans closed to be sold. This increase was partially offset by a lower cost of funds rate primarily due to decreases in short-term interest rates.
Loan Servicing Income
Loan servicing income includes recurring servicing fees, other ancillary fees and net reinsurance income from our wholly-owned reinsurance subsidiary, Atrium Insurance Corporation. Recurring servicing fees are recognized upon receipt of the coupon payment from the borrower and recorded net of guaranty fees. Net reinsurance income represents premiums earned on reinsurance contracts, net of ceding commission and adjustments to the allowance for reinsurance losses. The primary driver for servicing income is average loan servicing portfolio.
Loan servicing income increased $24 million from 2002 to 2003 due primarily to the $17.1 billion increase in the average servicing portfolio, partially offset by higher expenses related to the increase in payoffs in the loan servicing portfolio.
Amortization and Valuation Adjustments Related to MSRs, Net
Amortization and valuation adjustments related to MSRs, net includes Amortization of MSRs, Provision for impairment of MSRs and Net derivative gain related to MSRs. The favorable change of $77 million (10%) from 2002 to 2003 was attributed to a $261 million favorable change in MSRs valuation and a $48 million increase in MSRs derivative results, offset by a $232 million increase in Amortization of MSRs. The components of Amortization and valuation adjustments related to MSRs, net are discussed separately below.
Amortization of MSRs: We amortize our MSRs based on the ratio of net servicing income (estimated at the beginning of each quarter) to the expected net servicing income over the life of the servicing portfolio. The amortization rate is applied to the gross book value of the MSRs to determine amortization expense. The application of the amortization rate to the gross book value rather than the net book value resulted in higher amortization expense being offset by a recovery of the MSRs valuation by approximately $178 million. Amortization of our MSRs increased by $232 million during 2003 compared to 2002. The increase in amortization expense can be attributed primarily to a higher amortization rate in 2003 versus 2002 due to a lower weighted average life during each amortization period.

Provision for Impairment of MSRs: The fair value of our MSRs is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows from our MSRs considering prepayment estimates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. Generally, the value of our MSRs is expected to increase when interest rates rise and decrease when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. Other factors noted above as well as the overall market demand for MSRs may also affect the MSRs valuation. The internal valuation is validated by comparison to a third-party market valuation of our portfolio.
During 2003, there was a net decline in our MSRs valuation of $193 million. This decline was due primarily to higher average expected prepayment speeds attributable to the interest rate environment of 2003.
Net Derivative Gain Related to MSRs: We use a combination of derivatives to protect against potential adverse changes in the value of our MSRs resulting from a decline in interest rates. See Note 18 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K. The amount and composition of derivatives used will depend on a) the exposure to loss of value on our MSRs, b) the expected cost of the derivatives and c) the increased earnings generated by origination of new loans resulting from the decline in interest rates (the natural business hedge). The natural business hedge provides a benefit when increased borrower refinance activity results in higher production volumes which would partially offset losses in the valuation of our MSRs thereby reducing the need to use derivatives. The benefit of the natural business hedge depends on the decline in interest rates required to create an incentive for borrowers to refinance their mortgage and lower their rate.
The following table outlines Net loss on MSRs risk management activities:

	Year Ended
	December 31,

	2003	2002

	(In millions)
Net derivative gain related to MSRs	$163	$115
Provision for impairment of MSRs	(193)	(454)
Application of amortization rate to the valuation allowance	(178)	(65)

Net loss on MSRs risk management activities	$(208)	$(404)

Salaries and Related Expenses
Salaries and related expenses (net of loan origination costs deferred under SFAS No. 91) consist of employee compensation, commissions paid to employees involved in the loan origination process, payroll taxes and benefits. The $152 million (63%) increase in Salaries and related expenses during 2003 was due primarily to higher commission expense and overtime, as well as an increase in production related staffing due to the higher volumes in 2003 as compared to 2002.
Other Operating Expenses
Other operating expenses (net of loan origination costs deferred under SFAS No. 91) include expenses directly attributable to loan origination as well as other expenses related to recurring business operations. The $126 million (48%) increase in Other operating expenses during 2003 was primarily attributable to the higher production volumes in 2003 as compared to 2002.
Fleet Management Services Segment
Net revenues decreased $5 million (3%) in 2003 compared to the prior year due to an increase of $9 million in Fleet management fees that was more than offset by a $14 million decrease in Net finance income. The decrease in Net finance income resulted principally from an $8 million decline in the earnings on fixed rate leases and the conclusion of an equipment leasing transaction in 2002, which generated $4 million in Net finance income in 2002. Fleet management fees were positively impacted by higher total transaction volumes and higher subrogation recovery for our clients.
Pre-tax income decreased $7 million (15%) in 2003 compared to the prior year due to the $5 million decrease in Net revenues and a $2 million increase in Total expenses. The increase in Total expenses was due to higher Salaries and related expenses.

The following tables present a summary of our financial results and related drivers for the fleet management services segment, and are followed by a discussion of each of the key components of our Net revenues and Total expenses:

	Average for the
	Year Ended
	December 31,

	2003	2002	Change	%Change

		(In units)
Leased vehicles	315,804	317,517	(1,713)	(1)%
Maintenance cards	330,647	340,780	(10,133)	(3)%
Fuel cards	303,466	311,459	(7,993)	(3)%
Accident management vehicles	289,528	278,152	11,376	4%

	Year Ended
	December 31,

	2003	2002	$Change	%Change

	(In millions)
Fleet management fees	$129	$120	$9	8%

Fleet lease income	1,211	1,222	(11)	(1)%
Interest expense	(86)	(103)	17	17%
Depreciation on operating leases	(1,089)	(1,069)	(20)	(2)%

Net finance income	36	50	(14)	(28)%

Other income	13	13	—	—

Net revenues	178	183	(5)	(3)%

Salaries and related expenses	76	69	7	10%
Occupancy and other office expenses	15	17	(2)	(12)%
Depreciation and amortization	10	9	1	11%
Other operating expenses	37	41	(4)	(10)%

Total expenses	138	136	2	1%

Income before income taxes	$40	$47	$(7)	(15)%

Fleet Management Fees
Fleet management fees consist primarily of the net revenues of monthly management fees for leased units and our three principal fee-based products: fuel cards, maintenance assistance and vehicle accident services. Fleet management fees were $9 million (8%) higher in 2003 compared to 2002. While unit counts of fuel cards and maintenance cards declined slightly, revenues increased approximately 10% in each of these and the accident management vehicles product lines due to higher total transaction volumes and higher subrogation recovery for our clients. Total management fees from leased vehicles were flat despite a 1% decrease in vehicle units.
Net Finance Income
Net finance income consists primarily of net interest income generated from our monthly lease billings, the impact of used car sales results for closed-end units, and retained motor company monies which are treated as adjustments to the basis of leased units. For the year ended December 31, 2003, Net finance income decreased $14 million (28%) to $36 million compared to the year ended December 31, 2002, principally due to an $8 million decline in the earnings on fixed rate leases and the conclusion of an equipment leasing transaction in 2002, which generated $4 million in Net finance income in 2002.
Fleet lease income decreased $11 million (1%) during 2003 compared to 2002 due to the impact of the decline in short term interest rates on the floating rate lease portfolio which comprises the majority of the leased fleet.
Interest expense decreased $17 million during 2003 to $86 million compared to $103 million for 2002. The decrease in Interest expense was primarily due to the impact of the decline in short term interest rates. The asset-backed structure, which comprises the majority of the fleet management services segment’s debt, is a floating rate structure with interest based upon 30-day LIBOR and commercial paper rates. Both of these indices declined on a year-to-year basis resulting in lower interest costs.

Depreciation on operating leases during 2003 increased $20 million (2%) to $1.1 billion compared to the prior year. The increase resulted from higher average depreciation per unit that was partially offset by a 1% decline in total leased units.
Other Income
Other income consists principally of revenue generated by our dealerships and revenue for certain information technology fees for services to unrelated parties. Other income for the year ended December 31, 2003 was unchanged compared to the corresponding twelve-month period in 2002.
Total Expenses
Total expenses during 2003 increased $2 million (1%) to $138 million compared to the prior year. The increase resulted principally from higher Salaries and related expenses due to compensation and staffing increases.
LIQUIDITY AND CAPITAL RESOURCES
As discussed above, in connection with and prior to the Spin-Off, we underwent an internal reorganization after which we continued to own PHH Mortgage, PHH Arval and our other subsidiaries that engage in the mortgage and fleet management services businesses. Pursuant to this internal reorganization, Cendant Mobility Services Corporation, and Wright Express LLC, and other subsidiaries that engaged in the relocation and fuel card businesses were separated from us and distributed to Cendant. As a result, approximately $1.7 billion in assets and $1.4 billion in liabilities related to these businesses (in each case, as of December 31, 2004) were distributed to Cendant during January 2005.
The discussion set forth below includes a description of our liquidity and capital resources on both a historic basis, for the years ended December 31, 2004, 2003 and 2002, and on a going-forward basis as our business will be conducted after the Spin-Off.
Sources of Liquidity and Capital Resources
General
Our short-term financing needs arise primarily from the warehousing of mortgage loans pending sale and the purchase of vehicles for the operations of our fleet management services segment. Our long-term financing needs arise primarily from our investments in our MSR asset and other retained interests, along with the financial instruments acquired to manage the interest rate risk associated with those investments and our investment in vehicles leased to the clients of our fleet management services segment. As discussed under “— Cash Flows,” “— Indebtedness—Securitization Programs” and “— Indebtedness — Unsecured Debt”, our principal sources of liquidity are (a) cash and cash equivalents; (b) cash flow from operations and (c) cash flows from financing activities, including the secondary market for mortgages, our securitization programs, the public debt markets and committed credit facilities. Given our expectation for business volumes, we believe that our sources of liquidity are adequate to fund our operations for the next twelve months. We anticipate aggregate capital expenditures for 2005 will be between $25 million and $35 million.
Cash Flows
At December 31, 2004, we had $257 million of cash and cash equivalents, an increase of $131 million from $126 million at December 31, 2003. The following table summarizes the changes in our cash and cash equivalents balances for the years ended December 31, 2004 and 2003:

	Year Ended		2004
	December 31,		v. 2003

	2004	2003	Change

	(In millions)
Cash provided by (used in):
Operating activities	$2,252	$3,672	$(1,420)
Investing activities	(1,769)	(1,821)	52
Financing activities	(532)	(1,689)	1,157
Effects of exchange rate changes	3	(4)	7
Cash provided by (used in) discontinued operations	177	(71)	248

Net change in cash and cash equivalents	$131	$87	$44

In 2004, cash provided by operating activities was approximately $1.4 billion less than 2003. The decrease in cash provided by operating activities was principally due to (a) lower earnings in 2004, (b) an overall decline in mortgage production volumes and, (c) timing differences between the receipt of cash from the sale of previously originated mortgage loans discussed below under “— Mortgage Warehouse Asset-Backed Debt —” and the origination of new mortgage loans. Cash flows related to our mortgage warehouse asset-backed debt arrangements may fluctuate significantly from period to period due to the timing of the underlying transactions (i.e., timing of mortgage loan originations versus sales of mortgage loans).
Cash used in investing activities remained relatively constant in 2004 compared with 2003. In 2004, we used more cash to acquire vehicles for our fleet management services segment and less cash in our mortgage services segment due to lower levels of investment in our MSR asset. Capital expenditures were $25 million in 2004 and $38 million in 2003.
Cash used in financing activities increased approximately $1.2 billion during 2004 compared with 2003. This change principally reflects increased borrowings by our fleet management services segment to support the acquisition of vehicles, partially offset by decreased borrowings by our mortgage services segment following an expected industry-wide reduction in volume.
Secondary Mortgage Market
We rely on the secondary mortgage market for a substantial amount of liquidity to support our operations. Nearly all mortgage loans that we originate are sold in the secondary mortgage market, primarily in the form of mortgage-backed securities (“MBS”), asset-backed securities and whole loan transactions. The majority of the MBS we sell are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (collectively, “Agency MBS”). We also issue non-agency or “non-conforming” MBS and asset-backed securities. We publicly issue both non-conforming MBS and asset-backed securities that are registered with the Securities and Exchange Commission, and we also issue private non-conforming MBS and asset-backed securities. Generally, these types of securities have their own credit ratings. Generally, non-conforming MBS and asset-backed securities require some form of credit enhancement, such as over-collateralization, senior-subordinated structures, primary mortgage insurance, and/or private surety guarantees.
The Agency MBS market, whole loan and non-conforming markets for prime mortgage loans provide substantial liquidity for our mortgage loan production. We ensure our ongoing access to the secondary mortgage market by consistently producing quality mortgages that meet investor requirements.
Indebtedness
We utilize both secured and unsecured debt as a key component of our financing strategy. Our primary financing needs arise from our assets under management programs which are summarized in the table below:

	Assets Under
	Management Programs

	December 31,	December 31,
	2004	2003

	(In millions)
Restricted cash	$854	$655
Mortgage loans held for sale, net	1,981	2,508
Net investment in fleet leases	3,765	3,404
Mortgage servicing rights, net	1,608	1,641
Investment securities	47	102

Total	$8,255	$8,310

The following tables summarize the components of Debt as of December 31, 2004 and 2003.

	December 31, 2004

	Vehicle	Mortgage
	Management	Warehouse
	Asset-Backed	Asset-Backed	Unsecured
	Debt	Debt(1)	Debt(2)	Total

	(In millions)
Term notes	$2,171	$1,200	$1,833	$5,204
Short-term notes	615	-	-	615
Subordinated notes	398	101	-	499
Commercial paper(3)	-	-	130	130
Other(4)	31	5	10	46

Total	$3,215	$1,306	$1,973	$6,494

	December 31, 2003

	Vehicle	Mortgage
	Management	Warehouse
	Asset-Backed	Asset-Backed	Unsecured
	Debt	Debt(1)	Debt(2)	Total

	(In millions)
Term notes	$2,604	$1,550	$1,916	$6,070
Short-term notes	65	-	-	65
Subordinated notes	408	101	-	509
Commercial paper(3)	-	-	164	164
Other(4)	32	-	2	34

Total	$3,109	$1,651	$2,082	$6,842

(1)	The change in the balance at December 31, 2004 primarily reflects the January 2004 repayment of $350 million of medium-term notes.
(2)	As discussed below under “—Unsecured Debt—Term Notes,” on February 9, 2005, we redeemed $443 million aggregate principal amount of our senior notes, together with accrued and unpaid interest, for $497 million, which included a prepayment premium of $44 million.
(3)	In connection with redemption of our senior notes in February 2005, we issued an additional $252 million of commercial paper. See “—Unsecured Debt—Commercial Paper.”
(4)	We borrowed $150 million under our credit facility in connection with the redemption of our senior notes in February 2005 (discussed below under “—Unsecured Debt—Credit Facility”).

Asset-Backed Debt
Vehicle Management Asset-Backed Debt. Vehicle management asset-backed debt primarily represents amounts issued under a domestic financing facility that provides for the issuance of variable rate term notes and variable funding notes to unrelated third parties and the issuance of preferred membership interests to an unconsolidated related party. As of December 31, 2004 and 2003, variable term notes issued under this program were $2.8 billion and $2.7 billion, respectively. As of December 31, 2004 and 2003, preferred membership interests issued under this program were $398 million and $408 million, respectively. Variable rate term notes and preferred membership interests were issued to support the acquisition of vehicles used by our fleet management services segment’s leasing operations. The debt issued is collateralized by approximately $4.0 billion of leased vehicles and related assets, which are not available to pay our general obligations. The titles to all the vehicles collateralizing the debt issued under this program are held in a bankruptcy remote trust, and we act as a servicer of all such vehicles. The bankruptcy remote trust also acts as lessor under both operating and financing lease agreements. The debt issued under this program primarily represents floating rate term notes for which the weighted average interest rate was 2.5% and 2.0% for 2004 and 2003, respectively.
As of December 31, 2004, the total capacity under this securitization arrangement was approximately $3.6 billion, and we had $422 million of such capacity available to us.
The availability of funds from this program could suffer in the event of: (a) the deterioration of the assets underlying this program, (b) our inability to access the asset-backed debt market to refinance maturing debt or (c) termination of our role as servicer of the underlying lease assets in the event that we default in the performance of our servicing obligations or we declare bankruptcy or become insolvent.
Mortgage Warehouse Asset-Backed Debt. Mortgage warehouse asset-backed debt represents issuances by Bishop’s Gate Residential Mortgage Trust (“Bishop’s Gate”). Bishop’s Gate is a bankruptcy remote special purpose entity that is utilized to warehouse mortgage loans originated by our mortgage services segment prior to their sale into the secondary market, which is customary practice in the mortgage industry. The debt issued by Bishop’s Gate was collateralized by approximately $1.4 billion of underlying mortgage loans and related assets at December 31, 2004. The mortgage loans are serviced by us and recorded within Mortgage loans held for sale, net on our balance sheet. Prior to the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” sales of mortgage loans to Bishop’s Gate were treated as off-balance sheet sales. The activities of Bishop’s Gate are limited to (a) purchasing mortgage loans from our mortgage subsidiary, (b) issuing commercial paper or other debt instruments and/or borrowing under a liquidity agreement to effect such purchases, (c) entering into interest rate swaps to hedge interest rate risk and certain non-credit related market risk on the purchased mortgage loans, (d) selling and securitizing the acquired mortgage loans to third parties and (e) engaging in certain related transactions. The assets of Bishop’s Gate are not available to pay our general obligations. The debt issued under Bishop’s Gate primarily represents term notes for which the weighted average interest rate was 2.1% and 1.6% for 2004 and 2003, respectively.
As of December 31, 2004, the total capacity under this securitization arrangement was approximately $2.8 billion, and we had approximately $1.5 billion of unused capacity available to us.
The availability of funds from this program could suffer in the event of: (a) the deterioration in the performance of the mortgage loans underlying this program, (b) our inability to access the asset-backed debt market to refinance maturing debt, (c) our inability to access the secondary market for mortgage loans or (d) termination of our role as servicer of the underlying mortgage assets in the event that (1) we default in the performance of our servicing obligations, (2) we declare bankruptcy or become insolvent or (3) our senior unsecured credit ratings fall below “BB+” or “Ba1” by Standard and Poor’s and Moody’s Investor Service, respectively.
We also maintain a committed mortgage repurchase facility that we use to finance mortgage loans originated by PHH Mortgage. The conduit for this facility is Sheffield Receivables Corporation. As of December 31, 2004, this repurchase facility had capacity of $150 million, all of which was available to us on that date. This repurchase facility has a one year term that is renewable on an annual basis. Depending on our anticipated mortgage loan origination volume, we may increase the capacity under this repurchase facility subject to agreement with the lender.

Unsecured Debt
The public debt markets are a key source of financing for us, due to their efficiency and low cost. Typically, we access these markets by issuing unsecured commercial paper and medium-term notes. At December 31, 2004, we had a total of approximately $1.5 billion in public debt outstanding. Our investment grade ratings are a significant factor in maintaining broad access to the public debt markets. Our credit ratings are as follows:

Moody’s
	Investors	Standard &	Fitch
	Service	Poor’s	Ratings

Senior debt	Baa3	BBB	A-
Short-term debt	P-3	A-2	F-2
Each of these ratings has been assigned a stable outlook by the respective agency and reflects our standing as an independent, public company. Among other things, maintenance of our investment grade ratings requires that we demonstrate high levels of liquidity, including access to alternative sources of funding such as committed bank stand-by lines of credit, as well as a capital structure and leverage appropriate for companies in our industry. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.
In the event our credit ratings were to drop below “investment grade”, our access to the public corporate debt markets may be severely limited. The cutoff for investment grade is generally considered to be a long-term rating of “Baa3,” “BBB-” and “BBB-” for Moody’s Investors Services, Standard & Poor’s and Fitch Ratings, respectively, or one level below our lowest rating. In the event of a ratings downgrade below investment grade, we may be required to rely upon alternative sources of financing, such as bank lines and private debt placements (secured and unsecured). A drop in our credit ratings could also increase our cost of borrowing under our credit facilities. Furthermore, we may be unable to retain all of our existing bank credit commitments beyond the then existing maturity dates. As a consequence, our cost of financing could rise significantly, thereby negatively impacting our ability to finance some of our capital-intensive activities, such as our ongoing investment in MSRs and other retained interests.

Term Notes
The outstanding balance of term notes at December 31, 2004 consists of (a) $983 million of publicly issued medium-term notes bearing interest at a blended rate of 6.7%, (b) $453 million ($443 million principal amount) of privately-placed medium-term notes bearing interest at a blended rate of 7.6% and (c) $397 million of retail-issued medium-term notes bearing interest at a blended rate of 6.5%. Such amounts include aggregate hedging losses of $18 million. The outstanding balance at December 31, 2003 consists of (a) $982 million of publicly issued medium-term notes bearing interest at a blended rate of 6.7%, (b) $460 million ($443 million principal amount) of privately-placed medium-term notes bearing interest at a blended rate of 7.6% and (c) $474 million of retail-issued medium-term notes bearing interest at a blended rate of 6.6%. Such amounts included aggregate hedging losses of $11 million.
As discussed in “Item 1. Business—Recent Development” in the Company’s Form 10-K, on February 9, 2005, we announced the prepayment of $443 million aggregate principal amount of our outstanding senior notes in cash at an aggregate prepayment price of $497 million, including accrued and unpaid interest. The prepayment price included an aggregate make-whole amount of $44 million. This prepayment was funded with proceeds from the $100 million cash contribution from Cendant in connection with the Spin-Off, $150 million in borrowings under our revolving credit facility and $252 million in commercial paper borrowings.
The indentures pursuant to which these term notes have been issued require that we maintain a debt to tangible equity ratio of not more than 10:1. We continually monitor our maintenance of these required financial ratios and, as of December 31, 2004, we were in compliance with all financial covenants under these indentures.
We currently have an effective shelf registration statement which registers an additional $874 million (as of February 1, 2005) of debt securities that may be issued under our medium-term notes program.

Commercial Paper
Our policy is to maintain available capacity under our committed revolving credit facility (described below) to fully support our outstanding commercial paper. The weighted average interest rate on the outstanding commercial paper, which matures within 270 days from issuance, at December 31, 2004 was 1.4%. As discussed above, we issued $252 million in commercial paper in order to finance a portion of the prepayment of our senior notes in February 2005.

Credit Facility
We are party to a $1.25 billion Three Year Competitive Advance and Revolving Credit Agreement, dated as of June 28, 2004 and amended as of December 21, 2004, among PHH Corporation, a group of lenders and JPMorgan Chase Bank, N.A., as administrative agent (our “credit facility”). Borrowings under the credit facility mature in June 2007 and, as of December 31, 2004, bear interest at LIBOR plus a margin of 50 basis points. The credit facility also required us to pay a per annum facility fee of 12.5 basis points and a per annum utilization fee of approximately 12.5 basis points if our usage exceeded 33% of the aggregate commitments under the facility. As of February 1, 2005, following ratings action related to our Spin-Off, we now pay a margin of 60 basis points and are required to pay a per annum facility fee of 15 basis points under this facility. In the event that our credit ratings are downgraded to one level below our ratings, the interest rate and facility fees are subject to upward adjustments of approximately 10.0 and 2.5 basis points, respectively. The credit facility includes various covenants including financial covenants which require that we maintain: (a) net worth of $1.0 billion plus 25% of net income, if positive, for each fiscal quarter after December 31, 2004 and (b) a ratio of debt to net worth no greater than 8:1. We continually monitor our maintenance of the covenants in our credit facility and, as of December 31, 2004, we were in compliance with all financial covenants under the credit facility.
As discussed above, we borrowed $150 million under our credit facility in order to finance a portion of the prepayment of our senior notes in February 2005. As of February 1, 2005, there were no borrowings outstanding under the credit facility.

Debt Maturities
The following table provides the contractual maturities of Debt at December 31, 2004 (except for our vehicle management asset-backed notes, where the underlying indentures require payments based on cash inflows relating to the securitized vehicle leases and related assets and for which estimates of repayments have been used):

	Asset-Backed	Unsecured	Total

		(In millions)
2005	$992	$377	$1,369
2006	1,570	-	1,570
2007	711	185	896
2008	1,066	422	1,488
2009	21	179	200
Thereafter	161	810	971

	$4,521	$1,973	$6,494

Available Funding Arrangements and Committed Credit Facilities
As of December 31, 2004, available funding under our on-balance sheet asset-backed debt arrangements and committed credit facilities for continuing operations consisted of:

	Total	Outstanding	Available
	Capacity	Borrowings	Capacity

		(In millions)
Asset-Backed Funding Arrangements (*)
Vehicle management	$3,637	$3,215	$422
Mortgage warehouse	2,966	1,306	1,660

	6,603	4,521	2,082

Committed Credit Facility
Maturing in June 2007	1,250	-	1,250

	$7,853	$4,521	$3,332

(*)	Capacity is subject to maintaining sufficient assets to collateralize debt.
As of December 31, 2004, we also had $874 million of availability for public debt issuances under a shelf registration statement.

Debt Covenants
Certain of our debt instruments and credit facilities contain restrictive covenants, including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations, and sale and leaseback transactions, and also require the maintenance of certain financial ratios. At December 31, 2004, we were in compliance with all financial covenants related to our debt instruments and credit facility.

Contractual Obligations
The following table summarizes our future contractual obligations as of December 31, 2004 after giving effect to the Spin-Off and related internal reorganization. The table below does not include future cash payments related to interest expense.

	2005	2006	2007	2008	2009	Thereafter	Total

			(In millions)
Asset-backed debt arrangements (1)	$992	$1,570	$711	$1,066	$21	$161	$4,521
Unsecured debt (2)	377	-	185	422	179	810	1,973
Operating leases (3)	28	21	18	17	14	127	225
Capital leases	3	3	1	1	-	-	8
Loan funding commitments (4)	4,084	-	-	-	-	-	4,084
Forward delivery commitments (5)	2,958	-	-	-	-	-	2,958
Other purchase commitments (6)	15	11	9	-	-	-	35

Total	$8,457	$1,605	$924	$1,506	$214	$1,098	$13,804

(1)	The amounts in this table represent the contractual maturities for asset-backed debt arrangements, except for notes issued where the underlying indentures require payments based on cash inflows relating to the corresponding assets for which estimates of repayments have been used. See “—Sources of Liquidity and Capital—Resources—Indebtedness—Asset-Backed Debt.”

(2)	Represents unsecured debt including our outstanding term notes, commercial paper and indebtedness under our credit facility. See “—Sources of Liquidity and Capital Resources—Indebtedness—Unsecured Debt” and Note 12 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.

(3)	Includes operating leases for our mortgage services segment (a) in Mt. Laurel, New Jersey for a total of approximately 800,000 square feet, with terms expiring in 2006, 2008, 2013 and 2022, (b) in Jacksonville, Florida, with terms expiring in 2005 and 2008 and (c) in 24 smaller regional locations throughout the United States. Also includes leases for PHH Arval (a) of its headquarters office in a new, 210,000 square foot office in Sparks, Maryland, which has a lease expiring in 2014, (b) for office space and marketing centers in five locations in Canada and (c) for approximately four smaller regional locations throughout the United States. See Note 14 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.

(4)	In the normal course of business, we enter into commitments to either originate or purchase mortgage loans at specified rates. These loan commitments represent derivative instruments and are recorded at fair value on our balance sheet.

(5)	Commitments to sell loans generally have fixed expiration dates or other termination clauses and may require payment of a fee and are generally settled within 90 days of the individual contract date. We may settle the forward delivery commitments on a net basis; therefore, the commitments outstanding do not necessarily represent future cash obligations.

(6)	Includes various commitments to purchase goods or services from specific suppliers made by us in the ordinary course of our business, including those related to capital expenditures. See Note 14 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.
Off-Balance Sheet Arrangements and Guarantees
In the ordinary course of business, we enter into numerous agreements that contain standard guarantees and indemnities whereby we indemnify another party for breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (a) leases of real estate, (b) access to credit facilities and use of derivatives, (c) sales of mortgage loans and (d) issuances of debt or equity securities. The guarantees or indemnifications issued are for the benefit of the (1) buyers in sale agreements and sellers in purchase agreements, (2) landlords in lease contracts, (3) financial institutions in credit facility arrangements and derivative contracts, (4) purchasers and insurers of the loans in sales of mortgage loans and (5) underwriters in debt or equity security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that we could be required to make under these guarantees, and we are unable to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by us, we maintain insurance coverage that mitigates any potential payments to be made.
We also provide guarantees for the benefit of landlords in lease contracts where the lease was assigned to a third party due to the sale of a business which occupied the leased facility. These guarantees extend only for the duration of the underlying lease contract. The maximum potential amount of future payments that we may be required to make under these guarantees is approximately $8 million in the aggregate. If we were required to make payments under these guarantees, it would have similar recourse against the tenant (third party to which the lease was assigned).

Critical Accounting Policies
In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.
Mortgage Servicing Rights
A mortgage servicing right is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities. The value of mortgage servicing rights is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. More specifically, we incorporate a probability weighted Option Adjusted Spread (“OAS”) model to generate and discount cash flows for the MSR valuation. The OAS model generates numerous interest rate paths then calculates the MSR cash flow at each monthly point for each interest rate path and discounts those cash flows back to the current period. The MSR value is determined by averaging the discounted cash flows from each of the interest rate paths. The interest rate paths are generated with a random distribution centered around implied forward interest rates, which are determined from the interest rate yield curve at any given point of time. As of December 31, 2004, the implied forward interest rates project an increase of approximately 26 basis points in the yield of the 10-year Treasury Note over the next twelve months. Changes in the yield curve will result in changes to the forward rates implied from that yield curve.
As noted above, a key assumption in our estimate of the MSR valuation is forecasted prepayments. We use a third party model to forecast prepayment rates at each monthly point for each interest rate path in the OAS model. The prepayment forecast is based on historical observations of prepayment behavior in similar circumstances. The prepayment forecast incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity to determine the prepayment forecast at each monthly point for each interest rate path.
To the extent that fair value is less than carrying value at the individual strata level (which is based upon product type and interest rates of underlying mortgage loans), we would consider the portfolio to have been impaired and record a related charge. Reductions in interest rates different than those used in our models could cause us to use different assumptions in the MSR valuation, which could result in a decrease in the estimated fair value of our MSR asset, requiring a corresponding reduction in the carrying value of the asset. To mitigate this risk, we use derivatives that generally increase in value as interest rates decline and conversely decline in value as interest rates increase. Additionally, as interest rates decrease, we have historically experienced increased production revenue resulting from a higher level of refinancing activity, which over time has historically mitigated the impact on earnings of the decline in our MSR asset.
Changes in the estimated fair value of the mortgage servicing rights based upon variations in the assumptions (e.g., future interest rate levels, implied volatility, prepayment speeds) cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Changes in one assumption may result in changes to another, which may magnify or counteract the fair value sensitivity analysis and would make such an analysis not meaningful. Additionally, further declines in interest rates due to a weakening economy and geopolitical risks, which result in an increase in refinancing activity or changes in assumptions, could adversely impact the valuation. The carrying value of our MSR asset was approximately $1.6 billion as of December 31, 2004 and the total portfolio that we were servicing approximated $143.1 billion as of December 31, 2004 (refer to Note 6 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K for a detailed discussion of the effect of any changes to the value of this asset during 2004, 2003 and 2002). The effects of certain adverse potential changes in the estimated fair value of our MSR asset are detailed in Note 13 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.
Financial Instruments
We estimate fair values for each of our financial instruments, including derivative instruments. Most of these financial instruments are not publicly traded on an organized exchange. In the absence of quoted market prices, we must develop an estimate of fair value using dealer quotes, present value cash flow models, option pricing models or other conventional valuation methods, as appropriate. The use of these fair value techniques involves significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves, prepayment and volatility factors, and an estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in our financial statements. See Note 18 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K. In addition, hedge accounting requires that, at the beginning of each hedge period, we justify an expectation that the relationship between the changes in fair value of derivatives designated as hedges compared to changes in the fair value of the underlying hedged items will be highly effective. This effectiveness assessment, which is also performed quarterly, involves an estimation of changes in fair value resulting from changes in interest rates and corresponding changes in prepayment levels, as well as the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when changes in derivative fair values and the underlying hedged items are recorded in earnings. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Form 10-K for a sensitivity analysis based on hypothetical changes to these assumptions.
Goodwill
In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we review the carrying value of goodwill annually, or more frequently if circumstances indicate impairment may have occurred. In performing this analysis, we compare the carrying value of our reporting units to their fair value. When determining fair value, we utilize various assumptions, including projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. The aggregate carrying value of our goodwill was $512 million at December 31, 2004.
Our reporting unit structure changed in connection with the internal reorganization and Spin-Off. We believe that this change will likely result in an impairment to our goodwill in the first quarter of 2005. Although we have not yet completed our final analysis, we expect, based upon information available to us, this impairment will be in the range of $225 million to $250 million.
See Notes 4 and 5 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.
Changes in Accounting Policies During 2004
During 2004, we adopted the following standards as a result of the issuance of new accounting pronouncements:

•	Financial Accounting Standards Board Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”; and

•	Securities and Exchange Commission Staff Accounting Bulletin No. 105—“Application of Accounting Principles to Loan Commitments.”
Recently Issued Accounting Pronouncements
During 2004, the FASB also issued the following literature, which we will adopt as required:

•	SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”; and

•	SFAS No. 123R, “Share Based Payment.”
For detailed information regarding any of these pronouncements and the impact thereof on our business, see Note 2 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.